Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Business First Bancshares, Inc. filed on February 15, 2018 with the SEC, as amended on April 11, 2018 (Registration No. 333-223043) of our report dated February 28, 2018, with respect to the consolidated financial statements of Minden Bancorp, Inc., which is included in this Current Report on Form 8-K filed by Business First Bancshares, Inc. on May 22, 2018.

/s/ Heard, McElroy & Vestal, LLC
Heard, McElroy & Vestal, LLC

Shreveport, Louisiana

May 22, 2018